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                 [SECURITY FINANCAIL BANCORP, INC. LETTERHEAD]


                                   MEMORANDUM


TO:               ALL EMPLOYEES

FROM:             JOHN P. HYLAND

DATE:             OCTOBER 29, 2001

RE:               PROXY CONTEST

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         As the date for the Annual Meeting of the Holding Company (Security
Financial Bancorp, Inc.) for Security Federal Bank & Trust (the Bank) approaches (which is currently scheduled for November 13, 2001 here at the Bank's main office at 8:30 a.m. local time), we anticipate the meeting being a little more lively than it has been in previous years.

         A minority shareholder has nominated himself and two other people to run in opposition to the three Directors the Company (Security Financial) is running for election to the Board of Directors, including our Chairman Mary Beth Bonaventura, Lawrence R. Parducci and Robert A. Vellutini.

         Collectively, the minority shareholder group owns less than one-half of one percent of the Company's outstanding common stock. This group claims current management has failed to take steps that would make a positive difference for shareholders. We want to assure you that the Board is committed to taking all steps necessary and possible to maximize value for our shareholders and continues to evaluate all options in that regard.

         I would like to point out to you that the front cover of the dissident shareholder's proxy statement states (item #3): "CONSIDER A SALE OF SECURITY FINANCIAL TO A LARGER, MORE EFFICIENT FINANCIAL INSTITUTION IF SUCH A SALE MAXIMIZES SHAREHOLDER VALUE." As shareholders, we are all in favor of enhancing shareholder value; however, at the right time and under the right circumstances. Voting on the dissident shareholder group's blue proxy could, perhaps, expedite the sale of your Bank prematurely. The Company has been steadily improving in all measurable areas, and I believe that we are well on our way to continued steady growth and profitability for the foreseeable future.

         As shareholders of the Company, you will probably be receiving a proxy statement from both ourselves (Security Financial) and the dissident shareholders. In fact, you will probably receive more than one proxy card from each of us. The Company's (Security Financial) proxy card will be WHITE in color. You will be receiving a Company WHITE proxy card for any shares you may own individually. In addition, you will receive vote authorization forms for shares you own through the Bank's 401k Plan, the Company's Stock Plan and for shares owned through the Bank's ESOP. Please make sure to vote all your various WHITE proxy cards and the green (for the ESOP), yellow (for the 401k) and pink (for the Stock Plan) vote authorization forms you receive. The last ones you vote prior to the Annual Meeting will be the ones that



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count as your vote. Please note, if you vote a blue proxy card, you will be voting against the current Directors and against the Company's nominees.

         Please review all the material sent to you carefully. If you have any questions, please do not hesitate to call Mr. Patrick Hunt, Mr. John Nicholas or me.

Thank you.

cc:    Directors


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